Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of September 29, 2021, is made and entered into by and among VPC Impact Acquisition Holdings II, an exempted company incorporated in the Cayman Islands with limited liability (“VIH”), AG1 Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Holdco”), AG2 Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Merger Sub”), FinAccel Pte. Ltd., a Singapore private company limited by shares (the “Target Company”) and Akshay Garg in his capacity as the Shareholders Representative (the “Shareholders Representative”) pursuant to Section 13.18 of the Business Combination Agreement (as defined below).

RECITALS

A.    WHEREAS, VIH, Holdco, Merger Sub, Target Company, the Shareholders and the Shareholders Representative are parties to that certain Business Combination Agreement, dated as of August 2, 2021 (the “Business Combination Agreement”);

B.    WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement;

C.    WHEREAS, Section 13.02(a) of the Business Combination Agreement provides that the Business Combination Agreement cannot be amended, except by a writing signed by each party thereto or by the Shareholders Representative pursuant to Section 13.18 of the Business Combination Agreement;

D.    WHEREAS, Section 13.18(c) of the Business Combination Agreement provides that upon any delivery by the Shareholders Representative of any amendment or other document executed by the Shareholders Representative, each Shareholder shall be bound by such document as fully as if such Shareholder had executed and delivered such document;

E.    WHEREAS, VIH, Holdco, Merger Sub, Target Company and the Shareholders Representative pursuant to Section 13.18 of the Business Combination Agreement desire to amend the Business Combination Agreement pursuant to Section 13.02 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, VIH, Holdco, Merger Sub, Target Company and the Shareholders Representative pursuant to Section 13.18 of the Business Combination Agreement hereby agree as follows:

1.    AMENDMENT TO ARTICLE I. The definition of “Minimum Available Cash Amount” under Article I of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Minimum Available Cash Amount” means an amount equal to Three Hundred Ten million dollars ($310,000,000).”

2.    AMENDMENT TO ARTICLE II. Section 2.05 under Article II of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“At the VIH Merger Effective Time, the board of directors and officers of the Surviving VIH Company shall be the directors and officers of VIH as of immediately prior to the VIH Merger Effective Time and as approved in the Plan of Merger, each to hold office until the consummation of the Closing; provided that, upon the consummation of the Closing, the then current board of directors and officers of the Surviving VIH Company shall each tender their resignation to be effective as of such time, and the board of directors and officers of the Surviving VIH Company shall then be the individuals designated by the Target Company, each to hold office in accordance with the Surviving VIH Company Charter.”

3.    AMENDMENT TO ARTICLE X. Section 10.18 under Article X of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“From the date hereof through the day prior to the VIH Merger Effective Time, Holdco will prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, and VIH and Holdco shall use reasonable best efforts to ensure that the Holdco ADSs and Holdco Warrants to be issued in connection with the VIH Merger are approved for listing on Nasdaq as of the date of the VIH Merger Effective Time.”

4.    AMENDMENT TO ARTICLE XI. Section 11.01(d) under Article XI of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“On or prior to the VIH Merger Effective Time, the Holdco ADSs and Holdco Warrants to be issued in connection with the VIH Merger shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.”

5.    NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Business Combination Agreement and have the same legal validity and effect as the Business Combination Agreement. Except as expressly and specifically amended hereby, the Business Combination Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Business Combination Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Business Combination Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Business Combination Agreement shall hereafter refer to the Business Combination Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

6.    REFERENCES TO THE BUSINESS COMBINATION AGREEMENT. Once this Amendment becomes effective, each reference in the Business Combination Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Business Combination Agreement as amended hereby (except that references in the business Combination Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean August 2, 2021).

7.    COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

8.    HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

9.    GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

VIH: VPC IMPACT ACQUISITION HOLDINGS II

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

Holdco: AG1 Holdings, Ltd.

By:	/s/ Akshay Garg
Name:	Akshay Garg
Title:	Director

Merger Sub: AG2 Holdings, Ltd.

By:	/s/ Akshay Garg
Name:	Akshay Garg
Title:	Director

FinAccel: FinAccel Pte Ltd.

By:	/s/ Akshay Garg
Name:	Akshay Garg
Title:	Managing Director

Shareholders Representative:

By:	/s/ Akshay Garg
Name:	Akshay Garg

(Signature Page to First Amendment to Business Combination Agreement)